EX-99.B16

            SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                    VANGUARD PREFERRED STOCK FUND, INC.

1. Average Annual Total Return (As of October 31,    1995    )

                 n
        P (1 + T)  = ERV

     Where:   P = a hypothetical initial payment of $1,000
              T = average annual total return
              N = number of years
            ERV = ending redeemable value at the end of the period

     EXAMPLE:
     One Year
              P = $1,000
              T =    +23.79    %
              N = 1
            ERV = $   1,237.94
     Five Year
              P = $1,000
              T = +   11.99    %
              N = 5
            ERV = $   1,761.90
     Ten Year
              P = $1,000
              T = +   10.98    %
              N = 10
            ERV = $   2,833.60

     2. YIELD (30 Days Ended October 31,    1995    )

                   a - b     6
     Yield = 2 [(----- + 1)  - 1]
                   c x d

     Where:   a = dividends and interest paid during the period
              b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period
              d = the maximum offering price per share on the last day of the period
     Example  a = $   1,897,936.42
              b = $   123,030.02
              c =    32,478,848.450
              d = $   9.60
          Yield =    6.93    %